EXHIBIT 99.1

PRESS RELEASE

Contact: Carole Collins

Director of Investor Relations

(770) 248-9600

INTERCEPT TO FOCUS ON CORE FINANCIAL INSTITUTIONS BUSINESS

Announces Changes in Board of Directors

ATLANTA, GA (February 17, 2004)—InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today stated that its board of directors, after reviewing preliminary indications of interest in InterCept, has determined it is in the best interests of its shareholders not to pursue a business combination at this time.

InterCept’s Chairman and Chief Executive Officer, John W. Collins, stated, “After a review of indications of interest received, a majority of our board has determined that, at this time, we believe it is in the best interest of our shareholders for us to focus our resources on building shareholder value by aggressively expanding our financial institution services division. As a result, the special committee formed in October 2003 has been dissolved.” Mr. Collins continued, “With the signing of the letter of intent to sell our merchant services division, we now are in a position to concentrate on the fundamentals of our financial institutions business, where we believe we have superior products, services and growth opportunities.”

Mr. Collins continued, “The board’s review of preliminary indications of interest has been a time consuming and lengthy process. Despite the distractions of late, we have continued to sell effectively and increase our product offering and customer service capabilities. We look forward to refocusing on our core business. Given our large item center network as well as our proprietary Renaissance Imaging® products, we believe that we are uniquely positioned for changes in check processing being driven by the recently enacted Check 21 legislation.”

Changes to the Board of Directors

InterCept is pleased to announce the appointment, effective February 20, 2004, of two new directors to its board:

■	Dr. James A. Verbrugge, Director of the Center for Strategic Risk Management at the University of Georgia’s Terry College of Business; and

■	Mr. Mark Hawn, founder and Chief Executive Officer of DocuForce, Inc., which performs facilities management and offers a full suite of on and off site office support services for law firms and financial institutions.

Dr. Verbrugge is Director of the Center for Strategic Risk Management in the Terry College of Business at the University of Georgia. He is also Emeritus Professor of Finance, held the Chair of Banking in the Terry College from 1992-2002, and was the Chairman of the Department of Banking and Finance at the University of Georgia from 1977-2001. He currently serves on the boards of Crown Crafts, Inc and of RCG Companies, Inc.

Mr. Hawn is currently Chief Executive Officer of DocuForce, Inc. In 1988, Mr. Hawn started Atlanta Legal Copies, which was acquired by Alco Standard Corporation (now known as IKON Office Solutions) in 1996. Mr. Hawn was named by Ernst & Young and INC. Magazine as Entrepreneur of the Year in 1993.

In addition, InterCept announced that effective February 13, 2004, Boone A. Knox and Jon R. Burke have resigned from its board of directors. Mr. Knox and Mr. Burke were two of the three members of a special committee established by the board in October 2003 to evaluate a possible offer by Mr. Collins to take the company private. InterCept had previously announced on December 12, 2003 that Mr. Collins had decided not to pursue that offer. The resignations of Mr. Knox and Mr. Burke resulted from the board’s decision to discontinue the review of indications of interest. Mr. Collins stated: “InterCept’s board expresses its appreciation to Mr. Knox and Mr. Burke for their years of service and wishes them well as it welcomes two highly qualified replacements.”

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and its industry. These forward- looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether InterCept’s financial institutions products, services and growth opportunities will prove to be superior, whether InterCept will be successful in expanding its financial institutions business as it intends and whether the decision to dissolve the special committee will ultimately prove to be in the best interests of InterCept’s shareholders. Other risks and factors that may affect InterCept and its share price are discussed in detail in the section in its most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations—Disclosure Regarding Forward-Looking Statements.